    Exhibit 21

List of Subsidiaries

Subsidiaries	Jurisdiction of State of Incorporation

ServisFirst Bank (1)	Alabama
SF Intermediate Holding Company, Inc. (2)	Alabama
SF Holding 1, Inc. (3)	Alabama
SF Realty 1, Inc. (4)	Alabama
SF FLA Realty, Inc. (5)	Alabama
SF GA Realty, Inc. (6)	Alabama
SF TN Realty, Inc. (7)	Alabama

(1) ServisFirst Bank is organized under the laws of the State of Alabama and is a wholly-owned subsidiary of ServisFirst Bancshares, Inc.
(2) SF Intermediate Holding Company, Inc. is a wholly-owned subsidiary of ServisFirst Bank.
(3) SF Holding 1, Inc. is a wholly-owned subsidiary of SF Intermediate Holding, Inc.
(4) SF Realty 1 Inc. is a majority-owned subsidiary of SF Holding 1, Inc.
(5) SF FLA Realty, Inc. is a majority-owned subsidiary of SF Holding 1, Inc.
(6) SF GA Realty, Inc. is a majority-owned subsidiary of SF Holding 1, Inc.
(7) SF TN Realty, Inc. is a wholly-owned subsidiary of SF Holding 1, Inc.